Exhibit 10.1

June 29, 2012

Ms. Karel Czanderna

28595 E. River Road

Perrysburg, OH 43551

RE:   Employment with Flexsteel Industries, Inc.

Dear Karel:

The purpose of this letter is to outline the employment terms that Flexsteel Industries, Inc. (hereafter “Flexsteel”) is offering to you. If you are in agreement with these terms, I would request that you return one executed copy of this letter, which is being provided in duplicate, to me in the enclosed self-addressed, stamped envelope. Please remember to date your signature. Additionally, please provide a copy of the signature page to Mary Bottie electronically.

The terms under which you are being hired are as follows:

1. Title	President and Chief Executive Officer
2. Start Date	July 1, 2012, 12:01 a.m.
3. Term	You will be in employment “At Will”, so there is no specific term for employment. However, if Flexsteel terminates employment, there is a severance provision as addressed later in this letter.
4. Job Duties	See Exhibit “A” attached.
5. Standard of Care

•   Devote your full time and best efforts;

•   Exercise the highest degree of loyalty and care; and

•   Do nothing to harm the business or reputation of Flexsteel.

You may participate in civic, industry or charitable activities and manage your personal investments, provided that such activities do not interfere with your duties to Flexsteel, as limited herein.

6. Location	You are expected to work at the principal office location of Flexsteel in Dubuque, Iowa.

Ms. Karel Czanderna

June 29, 2012

7. Base Salary

An annual base salary of $600,000 paid over the standard payroll cycle, to be reviewed by the Compensation Committee of the Board of Directors on an annual basis. Base salary will not be reduced without agreement.

8. Annual Incentive (Bonus)

You will be eligible to participate in the annual executive incentive compensation program which is established annually by the Compensation Committee of the Board of Directors. The incentive plan sets targets for the President and CEO. The annual incentive target award percentage for you is 100% of base salary for fiscal year 2013. This annual performance incentive is guaranteed to you for fiscal year 2013. Additionally, if Flexsteel exceeds the established targets for fiscal year 2013 such that the annual incentive compensation would be greater than 100% of base salary, you will be eligible for the increase compensation.

9. One Year Equity Incentive Plan

As an inducement for your hiring, Flexsteel has established a one-year equity and cash incentive plan for the performance period 7/1/12 through 6/30/13. This plan is structured in a fashion similar to the long-term incentive plan (LTIP) described below under Long-Term Incentives, but is structured for only a one year period. The provisions of this one year incentive will be provided to you separately.

10. Long-Term Incentives

You will be entitled to participate in the Company’s LTIP as a “New Hire” as provided in the LTIP for the performance period beginning 7/1/11 and ending 6/30/14 on a prorated basis. The goals of the LTIP for this performance period for you are identical to all other employees participating in the LTIP. The provisions of the LTIP for this performance period will be provided to you separately.

You will also be eligible to participate in the Company’s LTIP for the performance period beginning 7/1/12 and ending 6/30/15. The goals of the LTIP for this performance period for you are identical to all other employees participating in the LTIP. The specific provisions of the LTIP for this performance period will be provided to you separately.

11. Sign-On Equity Grant

A sign-on equity grant of 25,000 fully-vested stock options at an exercise price equal to the closing price on July 2, 2012. The options will have a term of ten years and be subject to the Company’s Stock Option Plan.

Ms. Karel Czanderna

June 29, 2012

12. Sign-On Longevity Grant

As an inducement to your hiring, you will be granted 10,000 restricted stock units of Flexsteel on July 2, 2012 that will vest under the following schedule:

a.   6,000 shares will vest on the third anniversary of your employment;

b.   2,000 shares will vest on the fourth anniversary of your employment; and

c.   2,000 shares will vest on the fifth anniversary of your employment.

If you should leave by reason of death, disability, termination by Flexsteel for reasons other than Cause, or you resign for Good Reason, any shares which are not vested at the time of your departure will be deemed fully vested. No dividends will be paid prior to vesting.

13. Health and Welfare

The Company will provide you with health and welfare benefits, supplemental health care insurance and long term disability insurance as provided to all other executive officers.

Health Insurance: This Company sponsored plan provides medical, prescription, vision and dental coverage to office employees. This is an 80/20 plan with $450 single and $900 family deductibles. The employee cost per month is currently $60 single, $150 employee plus one and $165 family and is subject to annual review.

Life Insurance: Exempt employees receive $50,000 life and accidental death and dismemberment coverage.

Supplemental Health Insurance: This is a supplemental policy for officers that pays the deductible and out of pocket expenses not covered by the regular health insurance, subject to policy limitations and exclusions.

Long-Term Disability Insurance: This benefit begins after you have been totally disabled for six (6) continuous months. The benefit is equal to fifty percent (50%) of your base pay.

14. Relocation

You are expected to move to the Dubuque Area and are entitled to receive the relocation benefits described herein to relocate her family to the Dubuque Area.

A $25,000 payment will be paid to you on the first date of employment, which may be used to cover miscellaneous and incidental moving expenses. This payment will be grossed up for Federal (35%), State (6%) and Medicare (1.45%) Taxes.

Ms. Karel Czanderna

June 29, 2012

In addition to the $25,000.00 payment, Flexsteel will either pay or reimburse you the following:

a.   Air fare for you and your spouse for up to two (2) round trips from Toledo, Ohio;

b.   Reasonable and customary closing costs for a new home in the Dubuque area which typically includes loan cost, buyer closing costs, legal and other expenses associated with the acquisition of a new home. The total payment or reimbursement will not exceed three percent (3%) of the purchase price of the new home.

c.   Pack, load and move, via van line, normal family household goods with full replacement insurance.

d.   Storage of your household goods up to ninety (90) days.

e.   Shipping of up to two (2) automobiles to Dubuque, Iowa from Toledo, Ohio.

f.   Tax preparation for calendar year 2012 and, if Residence, as defined herein, sells in 2013, tax preparation for calendar year 2013.

g.   You will receive temporary housing for 90 days. Housing will be paid for directly by the corporate office.

Any amount paid or reimbursed to you under subparagraphs a through g above will be grossed up (as defined above for the $25,000 payment) for tax purposes to the extent they are not eligible to be treated as moving expenses under Section 217 of the Internal Revenue Code of 1986.

15. Retirement Benefits

You are entitled to participate in the Company’s Employee Savings Plan (401k) on the same basis as other employees. Subject to length of service requirements (currently one year) and IRS limits and restrictions, the Company sponsored 401(k) plan provides a four percent (4%) pension contribution plus a matching contribution of one percent (1%) of the first four percent (4%) of employee contributions.

Ms. Karel Czanderna

June 29, 2012

16. Purchase of Flexsteel Furniture	You may purchase Flexsteel Furniture for your personal use at 50% of lowest available wholesale price, plus Iowa sales tax.
17. Severance

A severance payment equal to eighteen (18) months base salary and one and one-half (1 ½) times the annual incentive bonus for the most recently completed fiscal year will be paid in a lump sum if Flexsteel terminates your employment for any reason or no reason during the first seven (7) years of your employment, other than a termination for Cause (as described below) or disability. Payment will be made within thirty (30) days of termination. If a severance payment is due, Flexsteel will also provide (i) reimbursement of full COBRA payments (employee and employer share) for 18 months and (ii) payment for a senior executive level outplacement program by an outplacement firm selected by you and reasonably approved by Flexsteel. “Cause” shall mean (i) willful misconduct, breach of fiduciary duty, breach of trust, intentional failure to perform your duties, fraud, embezzlement or other misappropriation by you of funds or property of Flexsteel or any of its affiliates; (ii) the commission of acts by you that constitute a felony or a crime of moral turpitude; (iii) the conviction (including plea of nolo contendere) of you or a crime involving any financial impropriety or that would interfere in any material respect with your ability to perform the services to be performed by you or that otherwise would be injurious in any material respect to Flexsteel or any of its affiliates or their reputation or brand; or (iv) the breach by you in any material respect of any of your material obligations under the agreement and, with respect to any breach that is curable in the judgment of Flexsteel, the continuation of that breach for 30 days after written notice by Flexsteel to you (such notice to specify the basis for such breach in reasonable detail. The payment of any severance is conditioned upon the execution of a mutually agreeable severance agreement which releases both parties from any and all claims against the other and will contain provisions, including but not limited to the following:

a.   A mutual non-disparagement clause.

b.   Confidentiality clause.

c.   An eighteen month non-compete clause.

d.   Eighteen months non-hire and non-solicitation clause.

Ms. Karel Czanderna

June 29, 2012

This severance provision shall also apply if your employment is terminated as a result of a change of control. However, this severance provision shall not apply if your employment is terminated as a result of your death or your disability. Disability will be defined to have occurred in the event you have incurred or are afflicted with a medical determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

If your employment terminates due to your voluntary decision to quit, then no severance will be due. However, if you quit for Good Reason (as defined below), then this severance provision shall apply. You are entitled to terminate your employment for Good Reason, provided however, that no such termination for Good Reason shall be effective unless:

a)   You provide written notice to the Chairman of the Board of Flexsteel of the existence of a condition specified in the definition of Good Reason below within ninety (90) days of the initial existence of the condition;

b)   The Company does not remedy or begin to remedy such condition within sixty (60) days of the date of such notice; and

c)   The executive terminates employment within ninety (90) days following the last day of the remedial period described above.

For purposes of this Term Sheet, “Good Reason” shall mean, without your express written consent any of the following:

(i)   The assignment to you of any duties inconsistent in any respect with your authority, duties or responsibilities with respect to your officer position, or any action by Flexsteel that results in a diminution in such authority, duties or responsibilities (whether or not occurring solely as a result of Flexsteel ceasing to be a publicly traded entity);

(ii)   The material reduction in your base salary or material change in annual incentive target award percentage;

(iii)   A material reduction in the budget over which you retain authority;

(iv)   A material change in the geographic location at which you must perform services for Flexsteel;

(v)   A material breach of your agreement by Flexsteel.

Ms. Karel Czanderna

June 29, 2012

18. External Board Involvement

You may continue to serve on the board/s on which you currently serve with a one-year moratorium on additional board services. Thereafter, service on a board requires the consent of the Flexsteel Board.

19. Director Position	You will be considered for Directorship of Flexsteel at the Board of Directors meeting held in September, 2012.
20. Indemnification and Insurance

As a corporate officer, the Flexsteel Bylaws provide you with indemnification to the full extent permitted by Minnesota law. Flexsteel provides director and officer insurance at levels approved by the Board of Directors. After you cease being a corporate officer and/or Director of Flexsteel, for ten years you will continue to be covered under Flexsteel’s director and officer insurance at the same level as active Flexsteel corporate officers and directors.

21. Legal Fees	Flexsteel will reimburse you up to $10,000 for legal fees incurred to review this Term Sheet and related legal matters.
22. Current Home Assistance

Flexsteel will guarantee a mutually agreed upon value for your current residence in Ohio (“Residence”) for as long as you are employed by Flexsteel. If the Residence is not sold during your employment with Flexsteel, this guarantee is terminated and Flexsteel will have no further obligation related to the Residence. Flexsteel must approve any offer which is received for the Residence which is less than the mutually agreed upon value. All offers must be presented to the Chairperson of Flexsteel’s Compensation Committee (“Chairperson”). If an offer on the Residence is received at the mutually agreed upon value or greater which is not accepted by you or your husband, Flexsteel’s guarantee terminates and Flexsteel will have no further obligation related to the Residence. The Residence must be listed with a realtor appropriately licensed in the state of Ohio within thirty (30) days of the start of your employment with Flexsteel. The contact person for all matters relating to the Residence will be the Chairperson.

23. Contingency of Offer	The offer of employment to you is contingent upon your satisfactory completion of a post-offer drug and alcohol screen.
24. Miscellaneous	This Letter Agreement supersedes all prior agreements and understandings related to the subject matter hereof. This Letter Agreement shall be construed in accordance with and governed and interpreted by the laws of the State of Iowa without regard to principles of conflicts of law which may result in the application of the law of any other jurisdiction. Any action or proceeding to enforce this Letter Agreement shall be brought in the Iowa District Court in and for Dubuque County. If any provision of this Letter Agreement shall be declared by any Court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Letter Agreement shall not be affected and shall remain in full force and effect. This Letter Agreement shall be deemed drafted by both parties hereto, even though one of the parties may have initially drafted the Letter Agreement and submitted it to the other. No provision of this Letter Agreement shall be interpreted for or against a party due to the fact the party drafted the provision. This Letter Agreement may be signed in counterparts and electronically by the parties.

Karel, we are delighted to extend this offer to you by this Letter Agreement. This Letter should not be construed as an Employment Agreement for a term of years, as your employment is “At Will” employment. The Board of Directors is excited and enthusiastic about you joining Flexsteel as its seventh President and CEO. This is an exciting time for Flexsteel and we are honored and privileged to have you join us.

Sincerely,

Lynn J. Davis,

Chairman of Board of Directors

Attachment (Exhibit “A”)

I hereby acknowledge receipt of this Letter Agreement and am accepting employment with Flexsteel pursuant to the terms and conditions set forth in this Letter Agreement.

By:	/s/ Karel K. Czanderna
Karel K. Czanderna

Date:	June 29, 2012